Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Kelly Spencer 423-681-2296 kspencer2@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports Third Quarter 2020 Results

•Net income of $231.1 million ($1.13 per diluted common share) for the third quarter of 2020; after-tax adjusted operating income was $245.9 million ($1.21 per diluted common share).

•Results reflect operating income stability despite continued impact of elevated mortality and high levels of unemployment.

•Strong balance sheet and liquidity with holding company cash of $1.2 billion; weighted average risk-based capital ratio of approximately 380 percent.

•Book value per common share of $53.50 grew 14.6 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (October 27, 2020) - Unum Group (NYSE: UNM) today reported net income of $231.1 million ($1.13 per diluted common share) for the third quarter of 2020, compared to net income of $242.0 million ($1.16 per diluted common share) for the third quarter of 2019.

Included in net income for the third quarter of 2020 are after-tax costs related to an organizational design update of $18.6 million ($0.09 per diluted common share), as well as a net after-tax realized investment gain on the Company’s investment portfolio of $3.8 million ($0.01 per diluted common share). Included in net income for the third quarter of 2019 are after-tax costs related to the early retirement of debt of $19.9 million ($0.10 per diluted common share), as well as a net after-tax realized investment loss on the Company's investment portfolio of $20.8 million ($0.10 per diluted common share). Excluding the items above, after-tax adjusted operating income was $245.9 million ($1.21 per diluted common share) in the third quarter of 2020, compared to $282.7 million ($1.36 per diluted common share) in the third quarter of 2019.

"Financial performance remained solid in the third quarter, despite pressure from elevated mortality rates and unemployment levels" said Richard P. McKenney, president and chief executive officer. "Our team continues to deliver solid operational performance, adapting to best serve our customers in this extraordinary time. This environment reinforces the fundamental purpose for what we do in protecting employees and their families in time of need. We continue to be well-positioned to benefit from better business conditions as the economy improves and will continue to effectively manage through today’s challenges."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $188.2 million in the third quarter of 2020, a decrease of 28.0 percent from $261.4 million in the third quarter of 2019. Premium income for the segment decreased 1.2 percent to $1,483.4 million in the third quarter of 2020, compared to premium income of $1,501.9 million in the third quarter of 2019. Net investment income for the segment increased 3.5 percent to $190.7 million in the third quarter of 2020, compared to $184.2 million in the third quarter of 2019.

Within the Unum US operating segment, the group disability line of business reported a 12.0 percent decrease in adjusted operating income to $73.0 million in the third quarter of 2020, compared to $83.0 million in the third quarter of 2019. Premium income for the group disability line of business was $646.7 million in the third quarter of 2020, which was generally consistent with the $648.0 million in the third quarter of 2019. Net investment income increased 5.9 percent to $105.4 million in the third quarter of 2020, compared to $99.5 million in the third quarter of 2019, driven by higher miscellaneous investment income, partially offset by a lower yield on invested assets. The benefit ratio of 74.1 percent for the third quarter of 2020 was generally consistent with the 74.2 percent in the third quarter of 2019, due to higher claim recoveries in our group long-term disability product line, mostly offset by higher claims incidence in the short term disability product line. Group long-term disability sales were $29.8 million in the third quarter of 2020, an increase of 25.2 percent from $23.8 million in the third quarter of 2019. Group short-term disability sales were $15.2 million in the third quarter of 2020, a decrease of 25.9 percent from $20.5 million in the third quarter of 2019. Persistency in the group long-term disability product line was 90.3 percent for the first nine months of 2020, compared to 90.7 percent for the first nine months of 2019. Persistency in the group short-term disability product line was 87.5 percent for the first nine months of 2020, compared to 89.9 percent for the first nine months of 2019.

The group life and accidental death and dismemberment line of business reported adjusted operating income of $13.9 million in the third quarter of 2020, a decrease of 79.7 percent from $68.4 million in the third quarter of 2019. Premium income for this line of business decreased 2.3 percent to $446.0 million in the third quarter of 2020, compared to $456.5 million in the third quarter of 2019, driven primarily by lower year-to-date sales and persistency. Net investment income decreased 6.7 percent to $25.2 million in the third quarter of 2020, compared to $27.0 million in the third quarter of 2019, due primarily to decline in both the yield and level of invested assets, partially offset by higher miscellaneous investment income. The benefit ratio in the third quarter of 2020 was 83.5 percent, compared to 72.0 percent in the third quarter of 2019, due primarily to higher claims incidence in the group life product line, likely resulting from the impacts of COVID-19. Sales of group life and accidental death and dismemberment products increased 1.3 percent in the third quarter of 2020 to $31.3 million, compared to $30.9 million in the third quarter of 2019. Persistency in the group life product line was 88.6 percent for the first nine months of 2020, compared to 90.8 percent for the first nine months of 2019. Persistency in the accidental death and dismemberment product line was 87.8 percent for the first nine months of 2020, compared to 90.1 percent for the first nine months of 2019.

The supplemental and voluntary line of business reported a decrease of 7.9 percent in adjusted operating income to $101.3 million in the third quarter of 2020, compared to $110.0 million in the third quarter of 2019. Premium income for the supplemental and voluntary line of business decreased 1.7 percent to $390.7 million in the third quarter of 2020, compared to $397.4 million in the third quarter of 2019, with declines in the voluntary benefits and dental and vision product lines, partially offset by growth in the individual disability product line. Net investment income increased 4.2 percent to $60.1 million in the third quarter of 2020, compared to $57.7 million in the third quarter of 2019, due to a higher miscellaneous investment income, partially offset by a decline in the yield on invested assets. The benefit ratio for the individual disability product line was 48.6 percent for the third quarter of 2020, compared to 49.5 percent for the third quarter of 2019, due to favorable claim recoveries. The benefit ratio for the voluntary

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

benefits product line was 45.6 percent in the third quarter of 2020, compared to 44.2 percent for the third quarter of 2019, due primarily to higher claims incidence in the life product line, likely resulting from the impacts of COVID-19. The benefit ratio for the dental and vision product line was 76.8 percent for the third quarter of 2020, compared to 74.0 percent for the third quarter of 2019, due primarily to higher claims incidence. Relative to the third quarter of 2019, sales in the individual disability product line declined 37.3 percent in the third quarter of 2020 to $17.0 million. Sales in the voluntary benefits product line declined 35.8 percent in the third quarter of 2020 to $29.9 million. Sales in the dental and vision product line totaled $8.5 million for the third quarter of 2020, a decrease of 33.1 percent compared to the third quarter of 2019. Persistency in the individual disability product line was 89.8 percent for the first nine months of 2020, compared to 90.1 percent for the first nine months of 2019. Persistency in the voluntary benefits product line was 72.7 percent for the first nine months of 2020, compared to 72.5 percent for the first nine months of 2019. Persistency in the dental and vision product line was 82.4 percent for the first nine months of 2020, compared to 84.1 percent for the first nine months of 2019.

Unum International

The Unum International segment reported adjusted operating income of $21.4 million in the third quarter of 2020, a decrease of 11.6 percent from $24.2 million in the third quarter of 2019. Premium income increased 8.6 percent to $165.4 million in the third quarter of 2020, compared to $152.3 million in the third quarter of 2019. Net investment income increased 8.2 percent to $26.3 million in the third quarter of 2020, compared to $24.3 million in the third quarter of 2019. Sales decreased 9.7 percent to $17.7 million in the third quarter of 2020, compared to $19.6 million in the third quarter of 2019.

The Unum UK line of business reported adjusted operating income, in local currency, of £15.2 million in the third quarter of 2020, a decrease of 18.7 percent from £18.7 million in the third quarter of 2019. Premium income was £112.1 million in the third quarter of 2020, an increase of 2.8 percent from £109.0 million in the third quarter of 2019, driven by growth in the in-force block and the impact of rate increases in the group long-term disability product line. Net investment income was £18.9 million in the third quarter of 2020, an increase of 3.3 percent from £18.3 million in the third quarter of 2019, due to higher investment income from inflation index-linked bonds, partially offset by a lower yield on fixed-rate bonds. The benefit ratio in the third quarter of 2020 was 77.1 percent, compared to 73.4 percent in the third quarter of 2019, due to lower claim resolutions in the group long-term disability product line resulting from the continued disruption in claim processes related to COVID-19 and overall higher claims incidence. Sales decreased 20.7 percent to £10.7 million in the third quarter of 2020, compared to £13.5 million in the third quarter of 2019. Persistency in the group long-term disability product line was 87.2 percent for the first nine months of 2020, compared to 88.9 percent for the first nine months of 2019. Persistency in the group life product line was 81.0 percent for the first nine months of 2020, compared to 88.3 percent for the first nine months of 2019. Persistency in the supplemental product line was 90.3 percent for the first nine months of 2020, compared to 92.3 percent for the first nine months of 2019.

Colonial Life Segment

Colonial Life reported a 5.7 percent increase in adjusted operating income to $92.2 million in the third quarter of 2020, compared to $87.2 million in the third quarter of 2019. Premium income was $419.9 million in the third quarter of 2020, which was consistent with the $419.9 million in the third quarter of 2019. Net investment income increased 18.4 percent to $43.7 million in the third quarter of 2020 compared to the $36.9 million in the third quarter of 2019, due to higher miscellaneous investment income and an increase in the level of invested assets, partially offset by a decline in the yield on invested assets. The benefit ratio was 52.2 percent in the third quarter of 2020, compared to 51.4 percent in the third quarter of 2019, with unfavorable experience in the life product line, likely resulting from the impacts of COVID-19, partially offset by favorable experience in both the cancer and critical illness and accident, sickness, and disability lines of business.

Sales decreased 27.6 percent to $87.3 million in the third quarter of 2020, compared to $120.6 million in the third quarter of 2019. Persistency in Colonial Life was 77.6 percent for the first nine months of 2020, compared to 77.2 percent for the first nine months of 2019.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $70.8 million in the third quarter of 2020, an increase of 163.2 percent from $26.9 million in the third quarter of 2019. Premium income for this segment declined 3.0 percent in the third quarter of 2020, compared to the third quarter of 2019, due to continued policy terminations and maturities in the individual disability line of business, partially offset by premium rate increases on certain in-force business in the long-term care line of business. Net investment income increased 1.1 percent to $351.2 million in the third quarter of 2020, compared to $347.3 million in the third quarter of 2019, due primarily to improved net asset values on our private equity partnerships and a higher level of invested assets, partially offset by a decrease in the yield on invested assets.

The interest adjusted loss ratio for the long-term care line of business was 67.4 percent in the third quarter of 2020, compared to an interest adjusted loss ratio of 89.8 percent in the third quarter of 2019, driven primarily by higher claimant mortality. The interest adjusted loss ratio for long-term care for the rolling twelve months ended September 30, 2020 was 75.6 percent which is below our long-term expected range. The interest adjusted loss ratio for the individual disability line of business was 86.6 percent in the third quarter of 2020, compared to 79.0 percent in the third quarter of 2019, driven by overall unfavorable claims activity.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $54.1 million in the third quarter of 2020, which excludes the costs related to an organizational design update of $23.3 million compared to an adjusted operating loss of $48.9 million in the third quarter of 2019, which excludes the cost related to the early retirement of debt of $25.2 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 203.9 million for the third quarter of 2020, compared to 208.1 million for the third quarter of 2019. Shares outstanding totaled 203.6 million at September 30, 2020. The Company did not repurchase shares during the first nine months of 2020 and will not repurchase shares for the remainder of 2020.

Capital Management

At September 30, 2020, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 380 percent, and cash and marketable securities in the holding companies equaled $1,178 million.

The Company intends to continue to pay its common stock dividend at the current rate.

Book Value

Book value per common share as of September 30, 2020 was $53.50, compared to $46.70 at September 30, 2019.

Outlook

As announced previously, due to the uncertain economic environment caused by the COVID-19 pandemic, the Company is suspending its financial guidance for the remainder of 2020.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, October 28, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (866) 575-6539 for U.S. and Canada (pass code 323905). For international, the dial-in number is (929) 477-0402 (pass code 323905). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Wednesday, November 4 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 323905.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2020 is available on the “Investors” section of the Company’s website.

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ABOUT UNUM GROUP

Unum Group (www.unum.com) provides a broad portfolio of financial protection benefits and services through the workplace, and is a leading provider of disability income protection worldwide. Through its Unum US, Unum UK, Unum Poland, and Colonial Life businesses, the company provides disability, life, accident, critical illness, dental and vision benefits that protect millions of working people and their families. Unum also provides leave and absence management services that streamline the leave experience for employers and employees, and stop-loss coverage to help self-insured employers protect against medical costs. Unum reported revenues of $12.0 billion in 2019 and provided $7.5 billion in benefits.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about expectations for future shareholder dividends, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of the COVID-19 pandemic on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (14) ability to generate sufficient internal liquidity and/or obtain external financing; (15) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (16) effectiveness of our risk management program; (17) contingencies and the level and results of litigation; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) fluctuation in foreign currency exchange rates; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2019, as updated or supplemented from time to time in subsequent filings. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Revenue
Premium Income	$2,318.1	$2,331.2	$7,058.2	$7,013.0
Net Investment Income	613.2	599.4	1,767.2	1,819.0
Net Realized Investment Gain (Loss)	4.4	(26.2)	(105.8)	(32.4)
Other Income	60.6	55.6	169.0	164.7
Total Revenue	2,996.3	2,960.0	8,888.6	8,964.3

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,888.6	1,871.5	5,626.2	5,614.9
Commissions	258.3	277.9	810.5	852.4
Interest and Debt Expense	49.4	46.1	142.6	130.8
Cost Related to Early Retirement of Debt	—	25.2	—	25.2
Deferral of Acquisition Costs	(134.9)	(160.6)	(446.8)	(504.6)
Amortization of Deferred Acquisition Costs	149.7	146.3	466.6	468.5
Other Expenses	485.6	454.2	1,450.2	1,372.4
Total Benefits and Expenses	2,696.7	2,660.6	8,049.3	7,959.6

Income Before Income Tax	299.6	299.4	839.3	1,004.7
Income Tax Expense	68.5	57.4	181.7	200.6

Net Income	$231.1	$242.0	$657.6	$804.1

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.13	$1.16	$3.23	$3.81
Assuming Dilution	$1.13	$1.16	$3.23	$3.81

Weighted Average Common Shares - Basic (000s)	203,761.3	208,097.8	203,564.7	211,131.5
Weighted Average Common Shares - Assuming Dilution (000s)	203,879.1	208,116.0	203,636.1	211,197.2
Outstanding Shares - (000s)			203,588.8	206,228.6

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2020		2019
	(in millions)	per share *	(in millions)	per share *
Net Income	$231.1	$1.13	$242.0	$1.16
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $0.6; $(5.4))	3.8	0.01	(20.8)	(0.10)
Costs Related to Organizational Design Update (net of tax benefit of $4.7; $—)	(18.6)	(0.09)	—	—
Cost Related to Early Retirement of Debt (net of tax benefit of $—; $5.3)	—	—	(19.9)	(0.10)
After-tax Adjusted Operating Income	$245.9	$1.21	$282.7	$1.36

* Assuming Dilution

	September 30
	2020		2019
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,892.2	$53.50	$9,631.6	$46.70
Excluding:
Net Unrealized Gain on Securities	1,104.5	5.42	422.1	2.04
Net Gain on Hedges	158.7	0.78	204.3	0.99
Subtotal	9,629.0	47.30	9,005.2	43.67
Excluding:
Foreign Currency Translation Adjustment	(313.7)	(1.54)	(345.2)	(1.67)
Subtotal	9,942.7	48.84	9,350.4	45.34
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(471.9)	(2.32)	(434.4)	(2.11)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$10,414.6	$51.16	$9,784.8	$47.45

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9